EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-11981, 333-41385, 333-84869, 333-53634, 333-82854 and 333-124939) of Urologix, Inc. of our report dated November 8, 2011 relating to the Statements of Assets Acquired at April 29, 2011 and April 30, 2010 and Statements of Revenues and Direct Expenses of the Prostiva business, a product line of Medtronic, Inc., for the fiscal years ended April 29, 2011 and April 30, 2010, which appears in the Current Report on Form 8-K/A of Urologix, Inc. dated September 6, 2011.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
November 18, 2011